Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (the “Employment Agreement” or “Agreement”) is made and entered by and between Peter J. Mariani (the “Executive”), and CytoSorbents Medical, Inc., on behalf of itself, its parent CytoSorbents Corporation, and all other affiliates and subsidiaries thereof (collectively, the “Company”), effective as of August 14, 2024 (the “Effective Date”).

WHEREAS, the parties wish to enter into this Employment Agreement on the mutually agreed-upon terms and conditions set forth herein in order for the Company and its affiliates to engage the unique services of the Executive and the Executive desires to serve the Company on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.            Term. The term of the Executive’s employment under this Agreement shall be from August 14, 2024 through December 31, 2025, unless terminated earlier pursuant to Section 6 of this Agreement (“Initial Term”). Thereafter, the Executive’s employment hereunder shall automatically renew for additional terms of one-year (each a “Renewal Term” and together, the Initial Term and the Renewal Term, the “Term”), unless either party provides written notice of non-renewal on the other party at least sixty (60) days prior to commencement of a Renewal Term.

2.            Position and Duties.

2.1            Position. During the Term, the Executive shall serve as Chief Financial Officer (the “CFO”) of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the CEO and/or the Board of Directors of the Company (the “Board”), which duties, authority and responsibility are consistent with the Executive’s position.

2.2            Duties. During the Term, the Executive shall devote substantially all of his business time and attention to the performance of his duties as Chief Financial Officer and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive may serve on one other boards of directors, with the approval of the Board, as long as such services and activities do not create a conflict of interest with the Company or interfere with the Executive’s obligations or performance of Executive’s duties to the Company as provided in this Agreement.

3.            Place of Performance. The principal place of the Executive’s employment shall be at the Company’s principal office; provided, that the Executive shall have the ability to work a certain number of days from home each month as agreed upon with the CEO, provided it does not interfere with the Executive’s performance or that of the accounting and finance team of the Company, or achievement of finance, accounting and management objectives; provided, further, that the Executive may be required to travel from time to time on Company business. For the period from the date of this Agreement through December 31, 2024, the Executive shall be required to work an average of ten (10) days per month at the Company’s principal office located at 305 College Road East, Princeton, NJ 08540. Notwithstanding the foregoing, the Executive is required to be in-person in the Company’s principal office in Princeton, NJ for all multi-day management meetings, in-office investor, analyst and other otherwise important meetings, and Board meetings, unless previously agreed upon with the CEO.

4.            Compensation.

4.1            Base Salary. The Company shall pay the Executive a base salary at an annualized rate of $425,000, payable in equal semi-monthly installments in accordance with the Company’s customary payroll practices and pro-rated for the period from the date of this Agreement through December 31, 2024. The Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2            Bonus. The Executive shall be eligible to receive an annual cash bonus equal to a percentage of up to 45% of the Executive’s Base Salary actually earned for the applicable calendar year (the “Target Bonus”), contingent upon the achievement, as determined by the Board, of annual management milestones and upon general performance as determined by the CEO. In consultation with the Chief Executive Officer and guided by third party compensation analysis, the Board shall notify the Executive of the amount of the Target Bonus together with the performance milestones and objectives necessary for the Executive to achieve the Target Bonus for that calendar year as soon as practicable after such milestones and objectives have been established. Achievement of the Target Bonus, if any, shall be determined by the Board and payable no later than March 15th of the year after the year in which the performance relates so long as Executive is employed by the Company through December 31st of the applicable calendar year to which the bonus is attributable.

4.3            Sign-on Equity Awards. In consideration of the Executive’s entering into this Agreement and as an inducement to join the Company, the Executive shall be granted the following equity awards which are intended to be inducement awards under Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules and will be granted outside of the Amended and Restated CytoSorbents Corporation 2014 Long-Term Incentive Plan (the “LTIP”). Although granted as an inducement award outside of the Plan, the equity awards shall be subject to the terms of the LTIP as if issued thereunder. For the avoidance of doubt, references to the “date hereof” in clauses (b), (c) and (d) of this Section 4.3 shall refer to the date of this Agreement and not the date on which, if ever, such equity awards are granted following satisfaction of the condition described in the prior sentence.

(a)       A signing award of 110,000 restricted stock units (“RSUs”) that vest upon the earlier of (i) a Change of Control of the Company (as defined in Section 6.6(b)), provided the Executive remains employed by the Company on such vesting date or (ii) the four (4) years anniversary from the date of grant, provided the Executive remains employed by the Company on such vesting date.

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(b)       An award of 65,000 RSUs that vest in equal installments of 50% each at the one-year and two-year anniversaries of the date hereof, provided the Executive remains employed by the Company on such vesting date.

(c)       An award of 175,000 RSUs that vest only upon a Change of Control of the Company, provided the Executive remains employed by the Company on the date such Change of Control is consummated.

(d)       A nonqualified stock option to purchase 80,000 shares of the Company’s common stock (the “Option”), with an exercise price per share equal to the fair market value of the Company’s common stock on the Option grant date, and with vesting on the following schedule: (i) 41,000 upon the six-month anniversary of the date hereof; (ii) 13,000 on the one-year anniversary of the date hereof; (iii) 13,000 on the two-year anniversary of the date hereof; and (iv) 13,000 on the three-year anniversary of the date hereof, in each case, subject to the Executive remaining employed by the Company on the applicable vesting date.

(e)       A long-term nonqualified stock option to purchase shares of the Company’s common stock, with an exercise price per share equal to the fair market value of the Company’s common stock on the Option grant date, that vests subject to milestone-based vesting conditions if achieved on or prior to December 31, 2025, as further described below, and is subject to the executive officer’s continued service with the Company as of the applicable vesting date.

(i)	60,000 options will vest immediately if the Company obtains U.S. Food and Drug Administration approval for its product DrugSorb (“Milestone 1”)

(ii)	30,000 options will vest immediately if the Company achieves $80 million or more in annual ex-U.S. sales (“Milestone 2”),

(iii)	70,000 options will vest immediately if the Company achieves $20 million or more in annual U.S. sales (“Milestone 3”), and

(iv)	55,000 options will vest immediately if the Company achieves U.S. GAAP breakeven (“Milestone 4”).

Such awards shall be governed by the LTIP and applicable restricted stock unit and/or stock option award agreements, as applicable, between the Executive and the Company. In the event of any conflict or ambiguity between this Agreement and the LTIP or the applicable award agreement, the LTIP and the award agreement shall govern. The Executive’s Options and RSUs will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividend or recapitalization.

4.4            Annual Equity Awards. In addition to the to the equity awards provided in Section 4.3, beginning in 2025, the Executive shall be eligible to participate in any equity incentive plan that the Company may adopt for its management team, on such terms and conditions as determined by the Compensation Committee of the Board.

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5.            Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

5.1            Paid Time Off. During the Term, the Executive shall be entitled to twenty-seven (27) days of paid time off (PTO) per calendar year (prorated for partial years) in accordance with the Company’s PTO policies, as in effect from time to time for executive employees. Unless otherwise required by applicable law or as may otherwise be provided in applicable Company policy, Executive may carry over up to five (5) days of accrued but unused PTO from one year to the next.

5.2            Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of his duties in accordance with the Company’s expense reimbursement policies and procedures and upon presentation to the Company of reasonable documentation (including receipts) substantiating such expenses, and as approved by the CEO. For the avoidance of doubt, (a) business expenses shall include reasonable monthly individual cell-phone and basic internet charges, and reasonable car rental, airfare (economy or economy plus) and lodging expenses incurred by the Executive while working in-person from the Company’s principal office in Princeton, NJ.

5.3            Liability Insurance; Indemnification. With respect to the Executive’s acts or failures to act while employed by the Company in the Executive’s capacity as a director, officer, employee or agent of the Company, the Executive shall be entitled to: (i) indemnification from the Company pursuant to the Company’s Bylaws; and (ii) liability insurance coverage, in each case on the same basis as other directors and officers of the Company.   In addition, the Company shall advance to the Executive any expense incurred in defending any such indemnification-eligible proceeding or claim (or threatened indemnification-eligible proceeding or claim) to the maximum extent permitted by law; provided, however, that the Company may decline to advance expenses to the Executive in connection with any claim or proceeding between the Executive and the Company or its subsidiary or affiliates.  If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof. The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall cooperate fully with such defense.

6.            Termination of Employment. This Agreement and the Executive’s employment hereunder may be terminated as provided for in this Section 6.

6.1            Termination for Cause or Upon Notice of Non-Renewal.  Without prior notice to the Executive, the Company may terminate the Executive’s employment effective immediately for Cause (as defined below). If the Executive’s employment is terminated either by the Company for Cause, or at the end of the Term as a result of either party’s having provided written notice to the other party of non-renewal in accordance with Section 1 above, the Executive shall be entitled to receive only:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation date as of the date of termination of Executive’s employment (“Termination Date”);

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(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive through the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)	such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 6.1(i) through 6.1(iii) are referred to herein collectively as the “Accrued Obligations.”

6.2            Termination without Cause. Without prior notice to the Executive, the Company may terminate the Executive’s employment at any time without Cause.

(a)       If the Company terminates the Executive’s employment without Cause, then the Executive shall be entitled to:

(i)	The Accrued Obligations; and

(ii)	Continued payment of Base Salary for nine (9) months, plus an additional three (3) weeks for every full year of service to the Company as its Chief Financial Officer, with such continued payments not to exceed twelve (12) months total.

(iii)	Full payment of the premiums for continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the Executive timely elects and remains eligible for COBRA, until the earlier of (x) twelve (12) months following the Termination Date, or (y) until the Executive becomes eligible to participate in another employer’s group health plan.

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(iv)	Notwithstanding the terms of any applicable stock option or equity incentive plan and/or agreement, (x) any and all service-vesting stock options and/or service-vesting restricted stock and/or service-vesting restricted stock units or other service-vesting equity or equity-based awards (with specific exclusion of restricted stock units that vest solely with a Change of Control, or “Change of Control RSUs” or other equity awards that vest based on performance or milestones) granted to the Executive will become fully vested and exercisable (to the extent any such award is exercisable) on the Termination Date and with respect to any stock options, for the ninety (90) day period following the Termination Date (excluding any days within an insider trading blackout period), to exercise any stock options granted to the Executive (but in no event later than the expiration date noted in the applicable stock option agreement unless an extension beyond such expiration date would be permitted under the applicable stock option plan and applicable law and would not result in an “additional tax” as defined in Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended); and

(v)	Any Target Bonus due, as determined in good faith by the Board, for the calendar year of such termination, pro-rated based on the number of days Executive was actively employed by the Company during such year, payable at the same time such bonus would otherwise be paid in accordance with Section 4.5.

For the avoidance of doubt, if the Executive’s employment with the Company is terminated within the first sixty (60) days of employment for any reason, with the exception of a Change of Control, then the Executive shall not be entitled to the payments and benefits described in Section 6.2(a) except for the Accrued Obligations and will be eligible to COBRA pursuant to applicable law, and if Executive timely elects COBRA continuation coverage, will receive full payment of the COBRA premiums for the Executive and his spouse, until the earlier of (x) six (6) months following the Termination Date, or (y) until the Executive becomes eligible to participate in another employer’s group health plan.

(b)       The Executive’s receipt of the payments and benefits under Section 6.2 (ii), (iii), and (iv) are subject to the Executive’s execution and non-revocation of a release of claims in favor of the Company, its parent and affiliates and their respective officers and directors in a form provided by and reasonably satisfactory to the Company (the “Release”) and further subject to such Release becoming effective within sixty (60) days following the Termination Date (such 60-day period, the “Release Execution Period”); provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, any payment which is “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code shall not be made until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

6.3            Termination for Good Reason. The Executive may terminate his employment hereunder for Good Reason (as defined below), in accordance with Section 6.6(d) herein. If the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the payments and benefits described in Section 6.2(a), subject to the same terms and conditions thereof and as set forth in Section 6.2(b). For the avoidance of doubt, if the Executive’s employment with the Company is terminated within the first sixty (60) days of employment for any reason, with the exception of a Change of Control, then the Executive shall not be entitled to the payments and benefits described in Section 6.2(a) except for the Accrued Obligations.

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6.4            Termination for Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability (as defined below). In the case of a termination for Disability, such termination shall be effective as of the last day of the month in which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment for Disability. In the event of termination of employment due to death or Disability, the Executive (or the Executive’s estate, as applicable) shall be entitled to the payments and benefits described in Section 6.2(a), subject to the same terms and conditions thereof and as set forth in Section 6.2(b); provided, however, that if Executive’s employment is terminated due to Disability, any payments described in Section 6.2(a) shall be reduced by amounts received by Executive pursuant to any applicable disability benefits plan.

6.5            Change of Control.

(a)       In the event that the Executive is terminated without Cause, the Executive terminates his employment for Good Reason, in each case within twelve (12) months following a Change of Control (as defined below), then the Executive shall be entitled to the following rather than the benefits provided under Section 6.2:

(i)	The Accrued Obligations; and

(ii)	An amount equal to eighteen (18) months’ Base Salary, payable in lump sum.

(iii)	Full payment of the premiums for continued health insurance coverage pursuant to COBRA, provided the Executive timely elects and remains eligible for COBRA, until the earlier of (x) twelve (12) months following the Termination Date, or (y) until the Executive becomes eligible to participate in another employer’s group health plan;

(iv)	Notwithstanding the terms of any applicable stock option or equity incentive plan and/or agreement, (x) any and all stock options and/or restricted stock and/or restricted stock units or other equity or equity-based awards granted to the Executive will become fully vested and exercisable (to the extent any such award is exercisable) on the Termination Date and (y) Executive shall have one (1) year from the Termination Date to exercise any stock options granted to the Executive (but in no event later than the expiration date noted in the applicable stock option agreement unless an extension beyond such expiration date would be permitted under the applicable stock option plan and applicable law and would not result in an “additional tax” as defined in Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended); and

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(v)	Any Target Bonus due, as determined in good faith by the Board, for the calendar year of such termination, pro-rated based on the number of days Executive was actively employed by the Company during such year, payable at the same time such bonus would otherwise be paid in accordance with Section 4.5.

(b)       The Executive’s receipt of the payments and benefits under Section 6.5(a)(ii) and (iii) are subject to the Executive’s execution of a Release during the Release Execution Period; provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, payment under Section 6.5(a)(ii) shall not be made until the beginning of the second taxable year. Subject to the foregoing, the payment set forth in Section 6.5(a)(ii) shall be made no later than thirty (30) days after the Company’s receipt of the Release executed by the Executive. Notwithstanding anything contained in this Agreement to the contrary, the Company shall commence payment of the COBRA premiums in accordance with Section 6.5(a)(iii) upon the effectiveness of the Release.

(c)       For avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in the event the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, in each case after the twelve (12) month anniversary of a Change of Control, the Executive shall be entitled to the payments and benefits set forth in Section 6.2 hereof rather than the benefits provided under this Section 6.5.

(d)       A non-renewal of the Initial Term or Renewal Term by the Company at any time following a Change of Control shall entitle the Executive to the payments and benefits set forth in Section 6.2 hereof; provided, however, that in no event shall such a notice operate to provide less than 18 months of continued entitlement to salaried benefits from the date of a Change of Control (e.g., if a Change of Control occurred on December 1, 2024 and Buyer provided Executive with a notice of non-renewal on March 1, 2025 date, then Executive would be entitled to continued salaried benefits through May 30, 2026).

6.6            Definitions. For purposes of this Agreement, the following definitions apply:

(a)       “Cause” shall mean:

(i)	the Executive’s failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness), provided that failure to achieve any business objective will not itself be a failure by Executive to perform duties, unless such failure was a result of gross negligence or willful misconduct;

(ii)	the Executive’s failure to comply with any valid and legal directive of the Board;

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(iii)	the Executive’s engagement in dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Executive’s violation of a material policy of the Company provided to Executive in writing; or

(vii)	the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company (including any parent, subsidiary, or affiliate thereof).

Cause shall not be deemed to exist pursuant to Section 6.6(a)(i),(ii), (vi) and (vii) unless the Company provides the Executive with written notice of the circumstances providing ground for cause under Section 6.6(a)(i), (ii), (vi) and (vii) the circumstances constituting such Cause (if able to be cured) recur and/or fail to be cured within thirty (30) days of receipt of notice from the Company.

(b)       “Change of Control” shall mean the occurrence of any of the following after the Effective Date:

(i)	one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)	one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of such corporation;

(iii)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

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(c)       “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period and/or any one hundred twenty (120) consecutive day period.

(d)       “Good Reason” shall mean the occurrence of any of the following, in each case without the Executive’s written consent:

(i)	a material reduction in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a requirement by the Company not consented to by the Executive that the Executive’s principal place of employment relocates by more than fifty (50) miles, further provided that such relocation results in a longer commute for the Executive;

(iii)	any material breach by the Company of any material provision of this Agreement; or

(iv)	a material, adverse change in the Executive’s title, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

Notwithstanding the foregoing, the Executive cannot terminate his employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least sixty (60) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within one hundred twenty-five (125) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

6.7            Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason and/or pursuant to any provision(s) herein, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates, if any.

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7.            Section 280G.  If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive 280G Payments only up to the 280G Threshold (2.99 times the Base Amount as defined in Code section 280G(b)(3)), unless, the Executive would receive a greater net after tax benefit through payment of the full amount of the 280G Payments (taking into account the 20% excise tax), in which case the Executive shall receive the full amount of the 280G Payments otherwise payable. Any reduction of the 280G Payments shall be conducted in compliance with Code section 409A, and such reduction will be designed to deliver those 280G Payments that provide greatest overall economic value to the Executive.

8.            Cooperation. The parties agree that certain matters in which the Executive will be involved in connection with his employment may necessitate the Executive’s cooperation in the future. Accordingly, during the Term hereof and following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board or its representatives (including legal counsel), the Executive agrees to cooperate with the Company in connection with matters arising out of the Executive’s service to the Company or employment therewith; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually incurred by Executive in connection with such cooperation in accordance with the Company’s expense reimbursement policies then in effect. In addition, if Executive’s cooperation is requested after the time period during which Executive is receiving severance from the Company, to the extent permitted by applicable law, the Company shall pay the Executive reasonable compensation for the Executive’s loss of time in connection with such cooperation.

9.            Confidential Information. The Executive understands and acknowledges that during the Term, the Executive will continue to have access to and learn about the Company’s Confidential Information.

9.1            Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information of the Company, its parent, subsidiaries, and/or affiliates, or any of their respective clients, customers, suppliers, investors, or other business relations, that is not generally known to the public, whether in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, methods, policies, plans, publications, documents, research, operations, services, techniques, transactions, know-how, trade secrets, computer programs, databases, records, financial information, marketing information, pricing information, design information, developments, market studies, sales information, revenue, costs, formulae, algorithms, product plans, designs, models, client information, client lists, of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence, and/or all other information of a proprietary, confidential, and/or sensitive nature. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information received, accessed, learned, and/or developed by the Executive during the Term hereof, of the Prior Agreement, and any prior period(s) of Executive’s employment with the Company. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) either acting on the Executive’s behalf or under similar contractual or other obligations to not use or disclose Confidential Information.

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9.2            Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company) except as required in the performance of the Executive’s authorized employment duties or with the prior written consent of the Board; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of his employment duties or with the prior consent of the Board. Nothing herein shall be construed to prevent or prohibit the Executive from providing truthful testimony on any non-privileged subject matter in response to a valid and lawful subpoena, court order, regulatory or governmental agency request, or other judicial, administrative, or legal process or as otherwise required by law, in which event the Executive shall notify the Company of such subpoena, court order, regulatory or governmental request, or other judicial, administrative or legal process or legal requirement (as applicable) in writing, unless prohibited to do so by law, as promptly as practicable after receiving any such request and at least ten (10) business days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is feasible) so that the Company may seek a protective order or other appropriate remedy; provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive understands and acknowledges that the obligations under this Agreement with regard to any particular Confidential Information shall continue after his employment by the Company.

9.3            Exceptions; Defend Trade Secrets Act. Notwithstanding the foregoing and for the avoidance of doubt, nothing herein shall prohibit or restrict the Executive from reporting, without prior authorization from or notification to the Company, possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. The Executive is hereby notified that, pursuant to 18 U.S.C. § 1833(b) of the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive is further notified that an individual who files an action or lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in a proceeding if the individual: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret except pursuant to court order.

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10.           Restrictive Covenants.

10.1           Acknowledgment. The Executive understands and acknowledges that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company, and that the Executive has obtained and will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment and continued employment with the Company. The Executive further understands and acknowledges that the Company’s ability to reserve the use of Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive acknowledges and agrees that the restrictive covenants herein are reasonable and reasonably necessary to protect the legitimate business interests of the Company, including its Confidential Information, customer relationships and goodwill.

10.2          Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive as set forth herein, including without limitation, the compensation and various equity grants, during the Term and for the Restricted Period (as defined below) following the Executive’s termination of employment for any reason, the Executive agrees and covenants not to engage in a Competing Business (as defined below), as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, or any other similar capacity, except on behalf of the Company. The “Restricted Period” means the longer of (i) nine (9) months or (ii) the number of months the Executive is eligible for severance under Section 6.2(a)(ii) (i.e. up to twelve (12) months) or 6.5(a)(ii) (i.e. eighteen (18) months). A “Competing Business” is an entity engaged in the same or similar business as the Company or its parent, and their respective subsidiaries, which is the use of polymeric sorbents to purify blood, blood products, and bodily fluids to prevent or treat inflammation or organ dysfunction. Executive acknowledges and agrees that a Competing Business of the Company also includes any business or activity in which the Company is engaged, in research and development, or is demonstrably planning to conduct, each as of the Termination Date. Nothing herein shall prohibit the Executive from purchasing or owning less than three percent (3%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

10.3          Non-solicitation of Employees. During the Term and for the Restricted Period, the Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce (or attempt to induce) any person to terminate his or her employment with the Company (including its parent or any affiliate or subsidiary thereof), provided that such person was employed by the Company (or any parent, affiliate, or subsidiary thereof) as of and/or at any time during the twelve (12) month period prior to the Termination Date.

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10.4          Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive has accessed and learned about, and will continue to have access to and learn about, much or all of the Company’s customer information, and will have formed customer relationships. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. Therefore, the Executive agrees and covenants, during the Term and for the Restricted Period, not to directly or indirectly solicit, contact, attempt to contact, or meet with, (i) any Company customers who the Executive directly or indirectly (including by way of Company employees whom the Executive managed or supervised) contracted with or solicited at any time in the two (2) year period prior to the Termination Date or about whom the Executive accessed or received Confidential Information at any time during the Executive’s employment, or (ii) any potential customers who the Executive solicited or contacted within the six (6) month period before the Termination Date; in either case, for purposes of or in any way relating to the offering or providing of products, goods or services similar to or competitive with those offered by the Company.

11.           Non-disparagement. The Executive agrees and covenants that the Executive will not during and after the Term, directly or indirectly make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers or directors. Following the Term, the Company agrees to instruct is officers and directors not to directly or indirectly make, publish or communicate to any person or entity or in any public form any defamatory or disparaging remarks, comments or statements concerning the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or any directors or officers of the Company from making truthful statements that are required by applicable law, regulation or legal process, or interfere with any rights the Executive may have under Section 7 of the National Labor Relations Act.

12.           Remedies. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 9, 10 and/or 11 hereof. The Executive agrees without reservation that each of the restraints contained herein may be necessary for the reasonable and proper protection of the relationships (client, customer, personnel, and business), goodwill, Confidential Information and other legitimate interests of the Company (including its parent, affiliates, and subsidiaries), and that each of these restraints, individually or in the aggregate, will not impose upon Executive any undue hardship or prevent him from pursuing a livelihood or obtaining other suitable employment during the period in which the Executive is bound by them. In the event of a breach or threatened breach by the Executive of Section 9, Section 10 or Section 11 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to all other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation. The Executive agrees that the length and/or time period of each of the restraints herein shall be tolled, and shall not run, during any period of time in which Executive is in violation of the terms thereof, in order that the Company shall have all the agreed-upon temporal protection recited herein.

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13.           Proprietary Rights.

13.1          Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during Executive’s employment and/or continued employment and during the Term, and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company. Work Product includes, but is not limited to, Company publications, research, strategies, discoveries, techniques, know-how, results, developments, algorithms, product designs, inventions, trade secrets, original works of authorship, and discoveries.

13.2          Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3          Further Assurances; Power of Attorney. During and after the Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

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14.           Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.           Entire Agreement. Unless specifically provided herein, this Agreement and the Non-Disclosure Agreement dated June 17, 2024, contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.           Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chair of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.           Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify and/or reform any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted, to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

18.           Captions; Ambiguities. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Any rule or principle of law that provides that ambiguities are to be construed against the drafting party shall not apply to this Agreement or the interpretation of any provision hereof.

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19.           Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.            Section 409A.

20.1          General Compliance. This Agreement is intended to comply with or be exempt from Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. In the event the Company and the Executive determine that this Agreement or payments under this Agreement fail to comply with Section 409A, the Company and the Executive shall reasonably cooperate to modify or amend this Agreement to result in compliance under Section 409A while preserving to the extent practicable the intended economics of this Agreement.

20.2          Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3          Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

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(b)       any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

21.           Successors and Assigns; Third-Party Beneficiaries. This Agreement is personal to the Executive and shall not be assigned by the Executive. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns, and all references herein to the “Company” shall be construed to include any and all permitted successors and/or assigns thereto. Nothing herein is intended to or shall be construed to create any third-party beneficiaries other than the parent, affiliates, and subsidiaries of the Company, all of which are expressly intended as third-party beneficiaries of this Agreement (including any amendments or modifications hereafter).

22.           Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

CytoSorbents Corporation

305 College Road East

Princeton, NJ 08540

c/o Chief Executive Officer

If to the Executive:

At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

23.           Representations of the Executive. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement and performance hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which the Executive is a party or is otherwise bound.

24.           Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25.           Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

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26.           Attorneys’ Fees. The Company agrees to reimburse Executive for reasonable legal fees incurred in negotiating this Agreement not to exceed $2,500.

27.           Acknowledgment of Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE REGARDING THIS AGREEMENT, AND THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

CYTOSORBENTS MEDICAL, INC.

By	/s/ Dr. Phillip P. Chan
Name:	Dr. Phillip P. Chan
Title:	Chief Executive Officer

PETER J. MARIANI

Signature:	/s/ Peter J. Mariani

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